Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Onconetix, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	25,000,000	$0.6730	$16,825,000.00	0.0001381	$2,323.53

Total Offering Amounts:							$16,825,000.00		2,323.53
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,323.53

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents up to 25,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Onconetix, Inc., a Delaware corporation (the “Company”), that the Company may elect, in its sole discretion, to issue and sell to Keystone Capital Partners, LLC (“Keystone”) pursuant to that certain Common Stock ELOC Purchase Agreement, dated as of October 2, 2024, by and between the Company and Keystone, assuming the shares to be issued are sold at a price of $0.6771 per share.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on April 23, 2026 ($0.673 per share), in accordance with Rule 457(c) of the Securities Act.

Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.